Exhibit 5.1

Simpson Thacher & Bartlett LLP 425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number		E-mail Address

September 7, 2022

Johnson Controls International plc

One Albert Quay

Cork, Ireland T12 X8N6

Tyco Fire & Security Finance S.C.A.

2 rue Jean Monnet

2180, Luxembourg, Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as U.S. counsel to Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (the “Company”) and Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares, incorporated and organized under the laws of the Grand Duchy of Luxembourg (“TFSCA”), in connection with the Registration Statement on Form S-3 (as amended by Post-Effective Amendment No. 1 thereto, the “Registration Statement”) filed by the Company and the Co-Issuer with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company and the Co-Issuer from time to time of debt securities (the “Securities”).

Simpson Thacher & Bartlett llp
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	- 2 -	September 7, 2022

We have examined the Registration Statement, the Underwriting Agreement dated August 25, 2022 (the “Underwriting Agreement”), among the Company, the Co-Issuer and the underwriters named therein pursuant to which such underwriters have agreed to purchase €600,000,000 aggregate principal amount of 3.000% Senior Notes due 2028 (the “Notes”) issued by the Company and the Co-Issuer, the Indenture, dated as of December 28, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture, dated as of September 7, 2022, among the Company, the Co-Issuer, the Trustee and Elavon Financial Services DAC, as paying agent (together with the Base Indenture, the “Indenture”), and duplicates of the global note representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and Co-Issuer and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) each of the Company and the Co-Issuer is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company and the Co-Issuer of the Underwriting

Simpson Thacher & Bartlett llp
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	- 3 -	September 7, 2022

Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company and the Co-Issuer of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or the Co-Issuer.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company and the Co-Issuer enforceable against the Company and the Co-Issuer in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.10 of the Base Indenture and Section 2.04 of the Supplemental Indenture, relating to the separability of provisions of the Base Indenture and the Supplemental Indenture, respectively.

Simpson Thacher & Bartlett llp
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	- 4 -	September 7, 2022

In connection with the Indenture whereby the parties submit to the jurisdiction of any state or federal court in the City of New York, State of New York, United States of America, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We note that (i) a New York State statute provides that, with respect to a foreign currency obligation, a New York State court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a U.S. federal court sitting in New York State may award a judgment based in whole or in part in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Simpson Thacher & Bartlett llp
Johnson Controls International plc Tyco Fire & Safety Finance S.C.A.
	- 5 -	September 7, 2022

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP